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                                 Exhibit 10(s)

July 1, 1993


Mr. Joseph J. Francesconi
1319 San Mateo Drive
Menlo Park, CA 94025

Dear Joe:

The following reflects Amdahl's agreement with you that is associated with your leaving the company:

 1.  You will resign as an officer of the company effective today.

 2.  Your salary will continue to be paid through December 31, 1994.

 3.  Vacation accrued through July 1, 1993 will be paid.

 4. Life, long-term disability, and health insurances now in effect will be continued through December 31, 1994. All other benefits will cease as of July 1, 1993.

 5. On January 31, 1994, the $47,092.12 installment due you from the short-term account of the Executive Incentive Performance Plan will be paid you. On December 31, 1994 the remaining balance of $27,066.98 will be paid. Each of these amounts will be increased by interest earnings to the date of payment.

 6. On September 30, 1993 and on every three (3) months thereafter, one sixth of an amount equivalent to the balance of $866,639 in the long-term account of the Executive Incentive Performance Plan will be paid to you. These quarterly disbursements will be increased by the interest earnings that are attributable to the $290,634 in the 1986 - 1987 subaccount.

 7. Consistent with the terms of the Officer Financial Planning Assistance Program, up to $5,000 will be reimbursed for the personal financial plan that is now being developed for you.

 8. On January 1, 1995, you will be placed on personal leave of absence, without pay or benefits, through January 31, 1996.

 9. Restrictions will continue to lapse on your restricted stock grants through January 31, 1996.

10. Your existing stock options will continue to vest through January 31, 1996, and you will have 90 days from that date to exercise any stock that has vested to you through that

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     date.

11. You will continue to be entitled to indemnification, as provided in Amdahl's bylaws, with respect to the current securities litigation in which you are named as an individual defendant.

12. We have agreed that you will not join or form a company through January 31, 1996 that sells the same compatible products as does Amdahl. Lastly, we have further agreed that you will not directly or indirectly solicit for hire any Amdahl/Antares employee or refer any Amdahl/Antares employee for hire by another employer through January 31, 1996.

Please confirm your agreement with these terms by signing in the space provided below.

I regret that you will be leaving Amdahl and join with many others in thanking you for your many contributions that have materially and positively enabled our business growth and success. Stay in touch and please let me know if I can be helpful to you in some way as you develop and implement your plans.

Cordially,



Anthony M. Pozos
Senior Vice President
Human Resources and
Corporate Services

AMP/sh



By   Joseph J. Francesconi
     ---------------------
     Joseph J. Francesconi